EXHIBIT 10.01

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

          THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (“Second Amendment”) made and entered into this 7th day of July 2004, to be effective as of the 1st day of July 2004, by and between DIMON Incorporated (the “Company”) and Brian J. Harker (the “Executive”).

          WHEREAS, the Company and the Executive entered into that certain Employment Agreement (the “Employment Agreement”) dated January 3, 1997, which was effective as of October 1, 1996. The Company and the Executive have agreed to modify Section 6.2 of the Agreement to reflect certain understandings between the parties with regard to the Special Health Care Benefit.

          NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Executive agree that the Agreement shall be amended by replacing the entire Section 6.2 such that the revised Section shall read as follows:

          6.2     Special Health Care Benefit.     In addition to the other benefits provided for in this Agreement, upon the expiration of the Term for any reason that would entitle the Executive to receive the Severance Benefit (as defined in Section 12.3), the Executive shall be entitled for the period commencing on the Termination Date and ending on the date of the Executive’s death (the “Coverage Period”) to participate in any group health plan or program (whether insured or self-insured, or any combination thereof) provided by the Company for the benefit of its active employees (the “Company Plan”). The Company, consistent with sound business practices, shall use its best efforts to provide the Executive with coverage for the Executive and his spouse under the Company Plan during the Coverage Period (and any period thereafter to the extent required by applicable state and federal law), including, if necessary, amending the applicable provisions of the Company Plan and negotiating the addition of any necessary riders to any group health insurance contract. If the amount of the premium charged for coverage of the Executive and his spouse under the Company Plan shall exceed the amount of the premium charged an active employee participating in the Company Plan with respect to coverage under the Company Plan for the active employee and his spouse (or, the active employee and his family, in the event the Company Plan does not offer employee and spouse only coverage) (the “Maximum Premium Charge”), the amount of the premium charged for coverage of the Executive and his spouse under the Company Plan in excess of the Maximum Premium Charge shall be paid by the Company. In addition, regardless of the Executive’s years of service with the Company as of the Termination Date, the Company shall pay all or any portion of the Maximum Premium Charge with respect to coverage of the Executive and his spouse to the extent of the highest premium paid by the Company for other retired executives of the Company. The portion of the Maximum Premium Charge not paid by the Company, if any, shall be paid by the Executive. If the amount of the premium charged to active employees participating in the Company Plan with respect to coverage under the Company Plan for such active employees and their spouses (or families, as the case may be) varies for each active employee, the Maximum Premium Charge shall be the average of the premium charged to all active employees participating in the Company Plan with respect to coverage under the Company Plan for such active employees and their spouses (or families, as the case may be). In the event the Company is unable for whatever reason to provide the Executive with coverage under the Company Plan, the Company, consistent with sound business practices, shall use its best efforts to provide the Executive with an individual policy of health insurance providing coverage for the Executive and his spouse (the “Individual Policy”) during the Coverage Period. If the amount of the premium charged for the Individual Policy shall exceed the Maximum Premium Charge, the amount of the premium charged for the Individual Policy in excess of the Maximum Premium Charge shall be paid by the Company. In addition, regardless of the Executive’s years of service with the Company as of the Termination Date, the Company shall pay all or any portion of the Maximum Premium Charge with respect to the Individual Policy to the extent of the highest premium paid by the Company for other retired executives under the Company Plan or any individual plan or policy. The portion of the Maximum Premium Charge with respect to the Individual Policy not paid by the Company, if any, shall be paid by the Executive. The coverage to be provided to the Executive pursuant to this Section 6.2 (whether under the Company Plan or the Individual Policy) shall consist of coverage which, as of the time the coverage is being provided, is identical (or, with respect to an Individual Policy, substantially identical) to the coverage provided under the Company Plan to active employees and their dependents. Notwithstanding the foregoing, the Company shall coordinate coverage for the Executive under this Section 6.2 with any applicable federal or state government programs (e.g., Medicare or Medicaid) when Executive is eligible to begin receiving benefits under such program. Any premiums required to be paid for coverage of the Executive under such government programs shall be paid by the Executive.

IN WITNESS WHEREOF, the parties have executed this Second Amendment to Employment Agreement on the day and year first above written.

EXECUTIVE

/s/ Brian J. Harker
Brian J. Harker

WITNESS
DIMON Incorporated
/s/ Susan P. Herndon	By: /s/ Don C. Hare
Its: Vice President – Human Resources

Attest:

/s/Thomas C. Parrish
Secretary